EXHIBIT 99.1

Purchase, New York        Telephone: 914-253-2000        www.pepsico.com
PepsiCo Reports Third Quarter 2015 Results and Increases Full Year Core Constant Currency Earnings Outlook

•	Organic/core[1] results

◦	Organic revenue grew 7.4 percent

◦	Core gross margin expanded 120 basis points

◦	Core EPS was $1.35

◦	Core constant currency EPS increased 14 percent

•	Reported (GAAP) results

◦	Net revenue declined 5 percent reflecting a 12-percentage-point impact of adverse foreign currency translation

◦	Gross margin expanded 115 basis points

◦	A change in accounting for Venezuela operations resulted in non-core pre- and after-tax charges of $1.4 billion, or $0.92 per share[2]

◦	EPS of $0.36, declined 73 percent and includes the Venezuela charges

•	2015 Outlook

◦	Core constant currency EPS growth target raised to 9 percent (previously 8 percent)

◦	Foreign exchange translation expected to adversely impact core earnings per share by 11 percentage points

◦	On track to deliver approximately $1 billion productivity savings and $9 billion cash returns to shareholders

PURCHASE, N.Y. - October 6, 2015 - PepsiCo, Inc. (NYSE: PEP) today reported organic revenue growth of 7.4 percent and core earnings per share of $1.35 for the third quarter.

“We are pleased with our performance for the third quarter of 2015. Despite ongoing volatility in many of our key international markets, we delivered strong organic revenue growth, gross margin expansion and double-digit core constant currency EPS growth.

“Based on our year-to-date results and our outlook for the remainder of the year, we are increasing our full-year core constant currency EPS growth target to 9 percent,” said Chairman and CEO Indra Nooyi.

1 Please refer to the Glossary for the definitions of Non-GAAP financial measures including core, constant currency, organic and free cash flow
2 Please refer to pages 5, A-17, and A-18 for additional information

“In addition, despite our change in the accounting for our Venezuela operations and the related accounting charges, we remain dedicated to serving the Venezuelan marketplace with our leading food and beverage brands.

“Our year-to-date mid-single-digit organic revenue growth and double-digit core constant currency EPS growth reflect our focus on managing those things that are in our control in a challenging environment, namely innovation, brand building, marketplace execution, and productivity. Productivity, in particular, continues to simultaneously fund investments in our business and contribute to margin enhancement, and we remain on track to deliver our five-year, $5 billion productivity savings target through 2019.”

Summary Third Quarter 2015 Performance (Percent Growth)

	ORGANIC/CORE			REPORTED (GAAP)
	Organic Volume[a]	Organic Revenue[a]	Core Constant Currency Operating Profit[b]	Net Revenue	Operating Profit[c]
FLNA	0.5	2	7	1	6
QFNA	2	2	1.5[e]	(0.5)	--
NAB	3	5	10	4	14
Latin America	1/--[d]	33	38	(5)	n/mh
ESSA	1.5/--[d]	2	9[f]	(23)	(17)
AMENA	2/--[d]	2.5	(4)[g]	(7)	(32)
Total Divisions	1/1[d]	7	11
Total PepsiCo	1/1[d]	7	12	(5)	(50)

Note: As previously disclosed, effective beginning with our third quarter of 2015, we realigned certain of our reportable segments and our historical segment reporting has been retrospectively revised to reflect our current organizational structure.
a Organic results are non-GAAP financial measures that adjust for impacts of acquisitions, divestitures and other structural changes and foreign exchange translation, as applicable. For more information about our organic results, see “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibits. Please refer to the Glossary for the definition of “Organic.”
b Core constant currency results are non-GAAP financial measures that exclude certain items affecting comparability and foreign exchange translation. For more information about our core constant currency results, see “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibits. Please refer to the Glossary for definitions of “Core” and “Constant Currency.”
c The reported operating profit performance was impacted by certain items excluded from our core results in both 2015 and 2014. See “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibits for more information about these items. Please refer to the Glossary for the definition of “Core.”
d Snacks/Beverages.
e 17 percent increase excluding a gain associated with the divestiture of a cereal business in Q3 2014.
f 5.5 percent increase excluding a net impairment charge associated with a brand in Greece in Q3 2014.
g11 percent increase excluding an impairment charge associated with a joint venture in the Middle East in Q3 2015, partially offset by the lapping of a gain from the Middle East refranchising in Q3 2014.
hn/m= Not meaningful due to the Venezuela charges.

Summary of Third Quarter Financial Performance:

•	Organic revenue grew 7.4 percent and reported net revenue declined 5 percent. Foreign exchange translation had a 12-percentage-point unfavorable impact on reported net revenue.

•
Core gross margin and core operating margin expanded 120 basis points and 60 basis points, respectively. Operating margin improvement reflects the implementation of effective revenue management strategies and productivity initiatives, partially offset by increased advertising and marketing expense as a percent of sales. Reported gross margin expanded 115 basis points while reported operating margin declined 785 basis points, primarily reflecting the Venezuela charges.

•
Core constant currency operating profit increased 12 percent. Reported operating profit declined 50 percent and reflects the Venezuela charges, unfavorable foreign exchange translation, a charge to write off the recorded value of the Tingyi-Asahi Beverages Holding Co. Ltd. (TAB) call option, a pension-related settlement benefit, restructuring charges, and the mark-to-market net impact on commodity hedges.

•
Company’s core effective tax rate was 24.6 percent, which compares to 24.2 percent in the prior-year quarter. The reported effective tax rate was 54.5 percent, above the prior-year quarter of 24.0 percent, primarily due to the impact of the Venezuela charges.

•
Core EPS was $1.35 and reported EPS was $0.36. Core EPS excludes $0.92 per share of Venezuela charges, a $0.05 charge to write off the recorded value of the TAB call option, $0.03 per share related to restructuring charges, a $0.01 mark-to-market net impact on commodity hedges, partially offset by a $0.02 benefit for a pension-related settlement.

Venezuela

Effective as of the end of the third quarter of 2015, the Company began accounting for its investments in its wholly-owned Venezuelan subsidiaries and joint venture using the cost method of accounting and deconsolidated assets and liabilities of its wholly-owned Venezuelan subsidiaries from its consolidated balance sheet.

Non-core charges of $1.4 billion, or $0.92 per share, were recognized in the third quarter to reduce the carrying value of these investments. Beginning in the fourth quarter of 2015, the Company will no longer include the results of its local Venezuelan subsidiaries and joint venture in its Consolidated Financial Statements and will include only revenue relating to the sales of inventory to its Venezuelan subsidiaries and joint venture to the extent cash is received for those sales. Any dividends from the Company’s Venezuelan subsidiaries and joint venture will be recorded as operating income upon receipt of the cash. For additional information, please see pages A-17 and A-18.

Discussion of Third Quarter Division Core Constant Currency Operating Profit Results:

Core constant currency operating profit results for all divisions were positively impacted by organic revenue results as presented in the tables on pages 3 and A-6. In addition, results for each division were impacted by the following:

Frito-Lay North America (FLNA)
Positively impacted by productivity gains and lower commodity costs, partially offset by operating cost inflation and higher advertising and marketing expense.

Quaker Foods North America (QFNA)
Positively impacted by productivity gains, lower commodity costs and favorable product mix, partially offset by the lapping of the gain associated with the divestiture of a cereal business in the prior year, operating cost inflation and higher advertising and marketing expense.

North America Beverages (NAB)
Positively impacted by productivity gains and lower commodity costs, partially offset by operating cost inflation and higher advertising and marketing expense.

Latin America
Positively impacted by productivity gains, partially offset by operating cost inflation, higher commodity costs and higher advertising and marketing expense.

Europe Sub-Saharan Africa (ESSA)
Positively impacted by productivity gains and the net impact of the prior-year impairment charge associated with a brand in Greece, partially offset by operating cost inflation, higher advertising and marketing and higher commodity costs.

Asia, Middle East and North Africa (AMENA)
Negatively impacted by operating cost inflation, an impairment charge associated with a joint venture in the Middle East, and the impact of refranchising a portion of the beverage businesses in India and the Middle East, including the lapping of a prior-year gain associated with our Middle East beverage refranchising. These impacts were partially offset by productivity gains, lower advertising and marketing expenses, and lower commodity costs.

Summary Year to Date 2015 Performance (Percent Growth)

	ORGANIC/CORE			REPORTED (GAAP)
	Organic Volume[a]	Organic Revenue[a]	Core Constant Currency Operating Profit[b]	Net Revenue	Operating Profit[c]
FLNA	1	3	7	2	7
QFNA	1	1	(14)[e]	(1)	(15)
NAB	1	3	8	2	16
Latin America	1.5/-- [d]	25	24	(6)	n/mg
ESSA	0.5/(3)[d]	1.5	1[f]	(24)	(23)
AMENA	4/0.5[d]	4	6	(4)	(5)
Total Divisions	1.5/--[d]	6	8
Total PepsiCo	1.5/--[d]	6	9	(5)	(19)

Note: As previously disclosed, effective beginning with our third quarter of 2015, we realigned certain of our reportable segments and our historical segment reporting has been retrospectively revised to reflect our current organizational structure.
a Organic results are non-GAAP financial measures that adjust for impacts of acquisitions, divestitures and other structural changes and foreign exchange translation, as applicable. For more information about our organic results, see “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibits. Please refer to the Glossary for the definition of “Organic.”
b Core constant currency results are non-GAAP financial measures that exclude certain items affecting comparability and foreign exchange translation. For more information about our core constant currency results, see “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibits. Please refer to the Glossary for definitions of “Core” and “Constant Currency.”
c The reported operating profit performance was impacted by certain items excluded from our core results in both 2015 and 2014. See “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibits for more information about these items. Please refer to the Glossary for the definition of “Core.”
d Snacks/Beverages.
e 4.5 percent increase excluding a gain associated with the divestiture of a cereal business in Q3 2014 and an impairment charge associated with our dairy joint venture in Q1 2015.
f 2.5 percent increase excluding a gain related to the sale of agricultural assets in Russia in Q1 2014 and a net impairment charge associated with a brand in Greece in Q3 2014.
gn/m= Not meaningful due to the Venezuela charges.

Summary of Year to Date 2015 Financial Performance:

•	Organic revenue grew 5.8 percent and reported net revenue declined 5 percent. Foreign exchange translation had a 10-percentage-point unfavorable impact on reported net revenue.

•
Core gross margin and core operating margin expanded 125 basis points and 45 basis points, respectively. Operating margin improvement reflects the implementation of effective revenue management strategies and productivity initiatives, partially offset by increased advertising and marketing expense as a percent of sales. Reported gross margin expanded 105 basis points while reported operating margin declined 240 basis points, primarily reflecting the Venezuela charges.

•
Core constant currency operating profit increased 9 percent. Reported operating profit was down 19 percent and reflects the Venezuela charges, unfavorable foreign exchange translation, a charge to write off the recorded value of the TAB call option, a pension-related settlement benefit, restructuring charges, and the mark-to-market net impact on commodity hedges.

•
Company’s core effective tax rate was 24.8 percent, which compares to 24.9 percent in the prior-year period. The reported effective tax rate was 31.4 percent, above the prior-year period of 25.0 percent.

•
Core EPS was $3.50 and reported EPS was $2.50. Core EPS excludes $0.91 per share of Venezuela charges, $0.06 per share related to restructuring charges, a $0.05 charge to write off the recorded value of the TAB call option, partially offset by a $0.02 benefit for a pension-related settlement.

•
Cash flow provided by operating activities was $6.8 billion year to date, an increase of 1% from the prior-year period. Free cash flow excluding certain items was $5.6 billion year to date, an increase of 4% from the prior-year period.

Discussion of Year to Date Division Core Constant Currency Operating Profit Results:

Core constant currency operating profit results for all divisions were positively impacted by organic revenue increases as presented in the tables on pages 7 and A-6. In addition, results for each division were impacted by the following:

Frito-Lay North America (FLNA)
Positively impacted by productivity gains and lower commodity costs, partially offset by operating cost inflation and higher advertising and marketing expense.

Quaker Foods North America (QFNA)
Negatively impacted by an impairment charge associated with a dairy joint venture in the first quarter of 2015, operating cost inflation, higher advertising and marketing expense and the lapping of a gain associated with our cereal business in the prior year. These impacts were partially offset by productivity gains and favorable product mix.

North America Beverages (NAB)
Positively impacted by productivity gains and lower commodity costs, partially offset by operating cost inflation, higher advertising and marketing expense, as well as the lapping of favorable settlements of promotional spending accruals in the prior year.

Latin America
Positively impacted by productivity gains, partially offset by operating cost inflation and higher commodity costs.

Europe Sub-Saharan Africa (ESSA)
Positively impacted by productivity gains and the net impact of the prior-year impairment charge associated with a brand in Greece, partially offset by operating cost inflation, higher commodity costs and the lapping of a prior-year gain associated with the sale of agricultural assets in the first quarter of 2014.

Asia, Middle East and North Africa (AMENA)
Positively impacted by productivity gains and lower commodity costs. These impacts were partially offset by operating cost inflation and an impairment charge associated with a joint venture. In addition, the net impact of the refranchising of our beverage businesses in India and the Middle East had a slight negative impact, which includes a gain from the India refranchising in the current year and lapping of a prior year gain in the Middle East.

2015 Guidance and Outlook

The Company expects mid-single-digit organic revenue growth and increased its core constant currency EPS growth target to 9 percent from 8 percent versus its fiscal 2014 core EPS of $4.63.

Based on the current foreign exchange market consensus, the Company now expects foreign exchange translation to have an unfavorable impact of approximately 10 percentage points on full year net revenue growth and approximately 11 percentage points on full year core EPS performance in 2015, reflecting current expectations for strength of the U.S. dollar.

In addition, the Company expects:

•	Low- to mid-single-digit commodity inflation, which includes the estimated impact of transaction-related foreign exchange;

•	Productivity savings of approximately $1 billion;

•	Higher net interest expense driven by higher interest rates and net debt balances;

•	A core effective tax rate of approximately 25 percent;

•	Over $10 billion in cash flow from operating activities and more than $7 billion in free cash flow (excluding certain items);

•	Net capital spending to be approximately $3 billion, within the company’s long-term capital spending target of less than or equal to 5 percent of net revenue; and

•	To return a total of approximately $9 billion to shareholders through dividends of approximately $4 billion and share repurchases of approximately $5 billion.

Conference Call:
At 8 a.m. (Eastern Time) today, the Company will host a conference call with investors and financial analysts to discuss third quarter 2015 results and the outlook for 2015. Further details will be accessible on the Company’s website at www.pepsico.com/investors.

Contact:	Investor	Media
	Jamie Caulfield	Jay Cooney
	Senior Vice President, Investor Relations	Vice President, Communications
	914-253-3035	914-253-2777
	jamie.caulfield@pepsico.com	jay.cooney@pepsico.com

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Income
(in millions except per share amounts, unaudited)

	12 Weeks Ended			36 Weeks Ended
	9/5/2015	9/6/2014	Change	9/5/2015	9/6/2014	Change
Net Revenue	$16,331	$17,218	(5)%	$44,471	$46,735	(5)%
Cost of sales	7,395	7,995	(8)%	20,004	21,520	(7)%
Gross profit	8,936	9,223	(3)%	24,467	25,215	(3)%
Selling, general and administrative expenses	6,143	6,354	(3)%	16,942	17,600	(4)%
Venezuela impairment charges	1,359	—	n/m	1,359	—	n/m
Amortization of intangible assets	18	22	(17)%	53	65	(18)%
Operating Profit	1,416	2,847	(50)%	6,113	7,550	(19)%
Interest expense	(225)	(215)	5%	(653)	(625)	5%
Interest income and other	2	23	(94)%	31	51	(38)%
Income before income taxes	1,193	2,655	(55)%	5,491	6,976	(21)%
Provision for income taxes	650	637	2%	1,723	1,744	(1)%
Net income	543	2,018	(73)%	3,768	5,232	(28)%
Less: Net income attributable to noncontrolling interests	10	10	3%	34	30	13%
Net Income Attributable to PepsiCo	$533	$2,008	(73)%	$3,734	$5,202	(28)%

Diluted
Net Income Attributable to PepsiCo per Common Share	$0.36	$1.32	(73)%	$2.50	$3.40	(26)%
Weighted-average common shares outstanding	1,483	1,525		1,492	1,532

Cash dividends declared per common share	$0.7025	$0.655		$2.06	$1.8775

n/m = not meaningful

PepsiCo, Inc. and Subsidiaries
Supplemental Financial Information
(in millions, unaudited)

	12 Weeks Ended			36 Weeks Ended
	9/5/2015	9/6/2014	Change	9/5/2015	9/6/2014	Change
Net Revenue
Frito-Lay North America	$3,555	$3,526	1%	$10,326	$10,132	2%
Quaker Foods North America	583	586	(0.5)%	1,768	1,784	(1)%
North America Beverages	5,360	5,148	4%	14,771	14,435	2%
Latin America	2,283	2,413	(5)%	5,921	6,293	(6)%
Europe Sub-Saharan Africa	2,918	3,794	(23)%	7,227	9,460	(24)%
Asia, Middle East & North Africa	1,632	1,751	(7)%	4,458	4,631	(4)%
Total Net Revenue	$16,331	$17,218	(5)%	$44,471	$46,735	(5)%

Operating Profit
Frito-Lay North America	$1,085	$1,025	6%	$3,012	$2,824	7%
Quaker Foods North America	150	150	—%	381	449	(15)%
North America Beverages	860	753	14%	2,146	1,854	16%
Latin America	(994)	432	(330)%	(420)	1,183	(136)%
Europe Sub-Saharan Africa	398	481	(17)%	860	1,111	(23)%
Asia, Middle East & North Africa	199	293	(32)%	802	841	(5)%
Division Operating Profit	1,698	3,134	(46)%	6,781	8,262	(18)%
Corporate Unallocated
Commodity Mark-to-Market Net Impact	(28)	(33)		10	32
Restructuring and Impairment Charges	(4)	(15)		(11)	(20)
Other	(250)	(239)		(667)	(724)
	(282)	(287)	(2)%	(668)	(712)	(6)%
Total Operating Profit	$1,416	$2,847	(50)%	$6,113	$7,550	(19)%

PepsiCo, Inc. and Subsidiaries Condensed Consolidated Statement of Cash Flows (in millions, unaudited)

	36 Weeks Ended
	9/5/2015	9/6/2014
Operating Activities
Net income	$3,768	$5,232
Depreciation and amortization	1,644	1,794
Stock-based compensation expense	208	207
Restructuring and impairment charges	113	258
Cash payments for restructuring charges	(149)	(169)
Charge related to the transaction with Tingyi (Cayman Islands) Holding Corp. (Tingyi)	73	—
Venezuela impairment charges	1,359	—
Excess tax benefits from share-based payment arrangements	(85)	(86)
Pension and retiree medical plan expenses	326	368
Pension and retiree medical plan contributions	(165)	(196)
Deferred income taxes and other tax charges and credits	186	(8)
Change in assets and liabilities:
Accounts and notes receivable	(1,553)	(1,582)
Inventories	(574)	(481)
Prepaid expenses and other current assets	(157)	(18)
Accounts payable and other current liabilities	1,014	537
Income taxes payable	1,002	1,115
Other, net	(235)	(278)
Net Cash Provided by Operating Activities	6,775	6,693

Investing Activities
Capital spending	(1,463)	(1,540)
Sales of property, plant and equipment	63	60
Acquisitions and investments in noncontrolled affiliates	(24)	(81)
Reduction of cash due to Venezuela deconsolidation	(568)	—
Divestitures	75	186
Short-term investments, net	614	(5,306)
Other investing, net	(3)	3
Net Cash Used for Investing Activities	(1,306)	(6,678)

Financing Activities
Proceeds from issuances of long-term debt	5,719	3,364
Payments of long-term debt	(4,066)	(2,186)
Short-term borrowings, net	1,413	2,139
Cash dividends paid	(3,008)	(2,745)
Share repurchases - common	(3,199)	(3,207)
Share repurchases - preferred	(3)	(7)
Proceeds from exercises of stock options	327	561
Excess tax benefits from share-based payment arrangements	85	86
Other financing	(26)	(32)
Net Cash Used for Financing Activities	(2,758)	(2,027)

Effect of exchange rate changes on cash and cash equivalents	(147)	(81)
Net Increase/(Decrease) in Cash and Cash Equivalents	2,564	(2,093)
Cash and Cash Equivalents, Beginning of Year	6,134	9,375
Cash and Cash Equivalents, End of Period	$8,698	$7,282

PepsiCo, Inc. and Subsidiaries Condensed Consolidated Balance Sheet (in millions except per share amounts)

	9/5/2015	12/27/2014
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$8,698	$6,134
Short-term investments	1,981	2,592
Accounts and notes receivable, net	7,666	6,651
Inventories:
Raw materials	1,410	1,593
Work-in-process	279	173
Finished goods	1,435	1,377
	3,124	3,143
Prepaid expenses and other current assets	1,345	2,143
Total Current Assets	22,814	20,663
Property, plant and equipment, net	16,131	17,244
Amortizable intangible assets, net	1,312	1,449
Goodwill	14,407	14,965
Other nonamortizable intangible assets	12,081	12,639
Nonamortizable Intangible Assets	26,488	27,604
Investments in noncontrolled affiliates	2,285	2,689
Other assets	872	860
Total Assets	$69,902	$70,509

Liabilities and Equity
Current Liabilities
Short-term obligations	$5,525	$5,076
Accounts payable and other current liabilities	13,546	13,016
Total Current Liabilities	19,071	18,092
Long-term debt obligations	26,318	23,821
Other liabilities	5,915	5,744
Deferred income taxes	5,019	5,304
Total Liabilities	56,323	52,961

Commitments and Contingencies

Preferred stock, no par value	41	41
Repurchased preferred stock	(184)	(181)
PepsiCo Common Shareholders’ Equity
Common stock, par value 1 2/3¢ per share (authorized 3,600 shares, issued, net of repurchased common stock at par value: 1,462 and 1,488 shares, respectively)	24	25
Capital in excess of par value	4,021	4,115
Retained earnings	49,767	49,092
Accumulated other comprehensive loss	(12,514)	(10,669)
Repurchased common stock, in excess of par value (404 and 378 shares, respectively)	(27,694)	(24,985)
Total PepsiCo Common Shareholders’ Equity	13,604	17,578
Noncontrolling interests	118	110
Total Equity	13,579	17,548
Total Liabilities and Equity	$69,902	$70,509

PepsiCo, Inc. and Subsidiaries
Supplemental Share and Stock-Based Compensation Data
(in millions except dollar amounts, unaudited)

	12 Weeks Ended		36 Weeks Ended
	9/5/2015	9/6/2014	9/5/2015	9/6/2014
Beginning Net Shares Outstanding	1,472	1,511	1,488	1,529
Options Exercised, Restricted Stock Units (RSUs), Performance Stock Units (PSUs) and PepsiCo Equity Performance Units (PEPunits) Converted	1	3	8	12
Shares Repurchased	(11)	(11)	(34)	(38)
Ending Net Shares Outstanding	1,462	1,503	1,462	1,503

Weighted Average Basic	1,467	1,507	1,475	1,515
Dilutive Securities:
Options	9	10	9	10
RSUs, PSUs, PEPunits and Other	6	7	7	6
ESOP Convertible Preferred Stock	1	1	1	1
Weighted Average Diluted	1,483	1,525	1,492	1,532

Average Share Price for the Period	$95.75	$90.42	$96.13	$85.68
Growth Versus Prior Year	6%	10%	12%	8%

Options Outstanding	35	42	36	45
Options in the Money	33	42	34	45
Dilutive Shares from Options	9	10	9	10
Dilutive Shares from Options as a % of Options in the Money	26%	24%	27%	22%

Average Exercise Price of Options in the Money	$64.81	$63.68	$64.64	$63.31

RSUs, PSUs, PEPunits and Other Outstanding	11	13	12	13
Dilutive Shares from RSUs, PSUs, PEPunits and Other	6	7	7	6

Average Intrinsic Value of RSUs and PSUs Outstanding (a)	$83.30	$74.19	$82.05	$74.18
Average Intrinsic Value of PEPunits Outstanding (a)	$62.77	$60.95	$62.95	$60.87
(a) Weighted-average intrinsic value at grant date.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information
Organic Revenue Growth Rates
12 and 36 Weeks Ended September 5, 2015
(unaudited)

	Percent Impact				GAAP Measure	Non-GAAP Measure
					Reported % Change	Organic % Change (a)
Net Revenue Year over Year % Change	Volume	Effective net pricing	Acquisitions and divestitures	Foreign exchange translation	12 Weeks Ended 9/5/2015	12 Weeks Ended 9/5/2015
Frito-Lay North America	0.5	2	—	(1)	1	2
Quaker Foods North America	2	(0.5)	—	(2)	(0.5)	2
North America Beverages	3	2	—	(1)	4	5
Latin America	1	31	—	(38)	(5)	33
Europe Sub-Saharan Africa	(1)	3	—	(25)	(23)	2
Asia, Middle East & North Africa	1	1	(4)	(6)	(7)	2.5
Total PepsiCo	1	6	—	(12)	(5)	7

	Percent Impact				GAAP Measure	Non-GAAP Measure
					Reported % Change	Organic % Change (a)
Net Revenue Year over Year % Change	Volume	Effective net pricing	Acquisitions and divestitures	Foreign exchange translation	36 Weeks Ended 9/5/2015	36 Weeks Ended 9/5/2015
Frito-Lay North America	1	2	—	(1)	2	3
Quaker Foods North America	1.5	(1)	—	(2)	(1)	1
North America Beverages	1	2	—	(1)	2	3
Latin America	1	24	—	(31)	(6)	25
Europe Sub-Saharan Africa	(3)	4	—	(25)	(24)	1.5
Asia, Middle East & North Africa	3.5	1	(4)	(4)	(4)	4
Total PepsiCo	0.5	5	—	(10)	(5)	6
(a) Organic percent change is a financial measure that is not in accordance with GAAP and is calculated by excluding the impact of acquisitions and divestitures and foreign exchange translation from reported growth.
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Year over Year Growth Rates
12 and 36 Weeks Ended September 5, 2015
(unaudited)

	GAAP Measure						Non-GAAP Measure		Non-GAAP Measure
	Reported % Change	Percent Impact of Non-Core Adjustments					Core (a) % Change	Percent Impact of	Core Constant Currency (a) % Change
Operating Profit Year over Year % Change	12 Weeks Ended 9/5/2015	Commodity mark-to- market net impact	Restructuring and impairment charges (b)	Pension-related settlement	Venezuela impairment charges	Charge related to the transaction with Tingyi	12 Weeks Ended 9/5/2015	Foreign exchange translation	12 Weeks Ended 9/5/2015
Frito-Lay North America	6	—	—	—	—	—	6	1	7
Quaker Foods North America	—	—	—	—	—	—	—	1	1.5
North America Beverages	14	—	(1)	(5)	—	—	8	2	10
Latin America	(330)	—	1	—	314	—	(15)	53	38
Europe Sub-Saharan Africa	(17)	—	1	—	—	—	(16)	25	9
Asia, Middle East & North Africa	(32)	—	(2)	—	—	25	(8)	4	(4)
Division Operating Profit	(46)	—	—	(1)	43	2	(1.5)	13	11
Impact of Corporate Unallocated	(4)	—	—	—	4	—	(0.5)	1	0.5
Total Operating Profit	(50)	—	(1)	(1)	48	3	(2)	14	12
Net Income Attributable to PepsiCo	(73)						(4)	15	11
Net Income Attributable to PepsiCo per common share - diluted	(73)						(1)	15	14

	GAAP Measure						Non-GAAP Measure		Non-GAAP Measure
	Reported % Change	Percent Impact of Non-Core Adjustments					Core (a) % Change	Percent Impact of	Core Constant Currency (a) % Change
Operating Profit Year over Year % Change	36 Weeks Ended 9/5/2015	Commodity mark-to- market net impact	Restructuring and impairment charges (b)	Pension-related settlement	Venezuela impairment charges	Charge related to the transaction with Tingyi	36 Weeks Ended 9/5/2015	Foreign exchange translation	36 Weeks Ended 9/5/2015
Frito-Lay North America	7	—	(1)	—	—	—	6	1	7
Quaker Foods North America	(15)	—	—	—	—	—	(15)	1	(14)
North America Beverages	16	—	(6)	(2)	—	—	7	1	8
Latin America	(136)	—	1	—	115	—	(20)	44	24
Europe Sub-Saharan Africa	(23)	—	1	—	—	—	(22)	23	1
Asia, Middle East & North Africa	(5)	—	(1)	—	—	9	3	3	6
Division Operating Profit	(18)	—	(2)	—	16	1	(3)	10	8
Impact of Corporate Unallocated	(1)	—	—	—	2	—	0.5	1	1
Total Operating Profit	(19)	—	(2)	(0.5)	18	1	(2)	11	9
Net Income Attributable to PepsiCo	(28)						(3)	12	9
Net Income Attributable to PepsiCo per common share - diluted	(26)						—	13	12
(a) Core results and core constant currency results are financial measures that are not in accordance with GAAP and exclude the above non-core adjustments. See A-16 through A-18 for a discussion of each of these adjustments.
(b) Restructuring and impairment charges include costs associated with the 2014 and 2012 Multi-Year Productivity Plans. See A-16 through A-17 for a discussion of these Plans.
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Certain Line Items
12 Weeks Ended September 5, 2015 and September 6, 2014
(in millions except per share amounts, unaudited)

	GAAP Measure						Non-GAAP Measure
	Reported	Non-Core Adjustments					Core (a)
	12 Weeks Ended 9/5/2015	Commodity mark-to- market net impact	Restructuring and impairment charges (b)	Pension-related settlement	Venezuela impairment charges	Charge related to the transaction with Tingyi	12 Weeks Ended 9/5/2015

Cost of sales	$7,395	$(19)	$—	$—	$—	$—	$7,376
Gross profit	$8,936	$19	$—	$—	$—	$—	$8,955
Selling, general and administrative expenses	$6,143	$(9)	$(52)	$37	$—	$(73)	$6,046
Venezuela impairment charges	$1,359	$—	$—	$—	$(1,359)	$—	$—
Operating profit	$1,416	$28	$52	$(37)	$1,359	$73	$2,891
Provision for income taxes	$650	$10	$11	$(14)	$—	$—	$657
Net income attributable to PepsiCo	$533	$18	$41	$(23)	$1,359	$73	$2,001
Net income attributable to PepsiCo per common share - diluted	$0.36	$0.01	$0.03	$(0.02)	$0.92	$0.05	$1.35
Effective tax rate	54.5%						24.6%

	GAAP Measure			Non-GAAP Measure
	Reported	Non-Core Adjustments		Core (a)
	12 Weeks Ended 9/6/2014	Commodity mark-to- market net impact	Restructuring and impairment charges (b)	12 Weeks Ended 9/6/2014

Cost of sales	$7,995	$(16)	$—	$7,979
Gross profit	$9,223	$—	$—	$9,239
Selling, general and administrative expenses	$6,354	$(17)	$(68)	$6,269
Operating profit	$2,847	$33	$68	$2,948
Provision for income taxes	$637	$13	$17	$667
Noncontrolling interests	$10	$—	$—	$10
Net income attributable to PepsiCo	$2,008	$20	$51	$2,079
Net income attributable to PepsiCo per common share - diluted	$1.32	$0.01	$0.03	$1.36
Effective tax rate	24.0%			24.2%
(a) Core results are financial measures that are not in accordance with GAAP and exclude the above non-core adjustments. See A-16 through A-18 for a discussion of each of these adjustments.
(b) Restructuring and impairment charges include costs associated with the 2014 and 2012 Multi-Year Productivity Plans. See A-16 through A-17 for a discussion of these Plans.
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Certain Line Items
36 Weeks Ended September 5, 2015 and September 6, 2014
(in millions except per share amounts, unaudited)

	GAAP Measure						Non-GAAP Measure
	Reported	Non-Core Adjustments					Core (a)
	36 Weeks Ended 9/5/2015	Commodity mark-to- market net impact	Restructuring and impairment charges (b)	Pension-related settlement	Venezuela impairment charges	Charge related to the transaction with Tingyi	36 Weeks Ended 9/5/2015
Cost of sales	$20,004	$(35)	$—	$—	$—	$—	$19,969
Gross profit	$24,467	$35	$—	$—	$—	$—	$24,502
Selling, general and administrative expenses	$16,942	$45	$(113)	$37	$—	$(73)	$16,838
Venezuela impairment charges	$1,359	$—	$—	$—	$(1,359)	$—	$—
Operating profit	$6,113	$(10)	$113	$(37)	$1,359	$73	$7,611
Provision for income taxes	$1,723	$(2)	$24	$(14)	$—	$—	$1,731
Net income attributable to PepsiCo	$3,734	$(8)	$89	$(23)	$1,359	$73	$5,224
Net income attributable to PepsiCo per common share - diluted	$2.50	$—	$0.06	$(0.02)	$0.91	$0.05	$3.50
Effective tax rate	31.4%						24.8%

	GAAP Measure			Non-GAAP Measure
	Reported	Non-Core Adjustments		Core (a)
	36 Weeks Ended 9/6/2014	Commodity mark-to- market net impact	Restructuring and impairment charges (b)	36 Weeks Ended 9/6/2014
Cost of sales	$21,520	$51	$—	$21,571
Gross profit	$25,215	$(51)	$—	$25,164
Selling, general and administrative expenses	$17,600	$(19)	$(258)	$17,323
Operating profit	$7,550	$(32)	$258	$7,776
Provision for income taxes	$1,744	$(11)	$59	$1,792
Noncontrolling interests	$30	$—	$3	$33
Net income attributable to PepsiCo	$5,202	$(21)	$196	$5,377
Net income attributable to PepsiCo per common share - diluted	$3.40	$(0.01)	$0.13	$3.51
Effective tax rate	25.0%			24.9%
(a) Core results are financial measures that are not in accordance with GAAP and exclude the above non-core adjustments. See A-16 through A-18 for a discussion of each of these adjustments.
(b) Restructuring and impairment charges include costs associated with the 2014 and 2012 Multi-Year Productivity Plans. See A-16 through A-17 for a discussion of these Plans.
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Operating Profit by Division
12 Weeks Ended September 5, 2015 and September 6, 2014
(in millions, unaudited)

	GAAP Measure	Non-Core Adjustments					Non-GAAP Measure
	Reported						Core (a)
Operating Profit	12 Weeks Ended 9/5/2015	Commodity mark-to-market net impact	Restructuring and impairment charges (b)	Pension-related settlement	Venezuela impairment charges	Charge related to the transaction with Tingyi	12 Weeks Ended 9/5/2015
Frito-Lay North America	$1,085	$—	$12	$—	$—	$—	$1,097
Quaker Foods North America	150	—	1	—	—	—	151
North America Beverages	860	—	4	(37)	—	—	827
Latin America	(994)	—	10	—	1,359	—	375
Europe Sub-Saharan Africa	398	—	18	—	—	—	416
Asia, Middle East & North Africa	199	—	3	—	—	73	275
Division Operating Profit	1,698	—	48	(37)	1,359	73	3,141
Corporate Unallocated	(282)	28	4	—	—	—	(250)
Total Operating Profit	$1,416	$28	$52	$(37)	$1,359	$73	$2,891

	GAAP Measure	Non-Core Adjustments		Non-GAAP Measure
	Reported			Core (a)
Operating Profit	12 Weeks Ended 9/6/2014	Commodity mark-to-market net impact	Restructuring and impairment charges (b)	12 Weeks Ended 9/6/2014
Frito-Lay North America	$1,025	$—	$9	$1,034
Quaker Foods North America	150	—	—	150
North America Beverages	753	—	14	767
Latin America	432	—	8	440
Europe Sub-Saharan Africa	481	—	14	495
Asia, Middle East & North Africa	293	—	8	301
Division Operating Profit	3,134	—	53	3,187
Corporate Unallocated	(287)	33	15	(239)
Total Operating Profit	$2,847	$33	$68	$2,948
(a) Core results are financial measures that are not in accordance with GAAP and exclude the above non-core adjustments. See A-16 through A-18 for a discussion of each of these adjustments.
(b) Restructuring and impairment charges include costs associated with the 2014 and 2012 Multi-Year Productivity Plans. See A-16 through A-17 for a discussion of these Plans.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Operating Profit by Division
36 Weeks Ended September 5, 2015 and September 6, 2014
(in millions, unaudited)

	GAAP Measure	Non-Core Adjustments					Non-GAAP Measure
	Reported						Core (a)
Operating Profit	36 Weeks Ended 9/5/2015	Commodity mark-to-market net impact	Restructuring and impairment charges (b)	Pension-related settlement	Venezuela impairment charges	Charge related to the transaction with Tingyi	36 Weeks Ended 9/5/2015
Frito-Lay North America	$3,012	$—	$20	$—	$—	$—	$3,032
Quaker Foods North America	381	—	2	—	—	—	383
North America Beverages	2,146	—	19	(37)	—	—	2,128
Latin America	(420)	—	16	—	1,359	—	955
Europe Sub-Saharan Africa	860	—	37	—	—	—	897
Asia, Middle East & North Africa	802	—	8	—	—	73	883
Division Operating Profit	6,781	—	102	(37)	1,359	73	8,278
Corporate Unallocated	(668)	(10)	11	—	—	—	(667)
Total Operating Profit	$6,113	$(10)	$113	$(37)	$1,359	$73	$7,611

	GAAP Measure	Non-Core Adjustments		Non-GAAP Measure
	Reported			Core (a)
Operating Profit	36 Weeks Ended 9/6/2014	Commodity mark-to-market net impact	Restructuring and impairment charges (b)	36 Weeks Ended 9/6/2014
Frito-Lay North America	$2,824	$—	$35	$2,859
Quaker Foods North America	449	—	2	451
North America Beverages	1,854	—	135	1,989
Latin America	1,183	—	10	1,193
Europe Sub-Saharan Africa	1,111	—	37	1,148
Asia, Middle East & North Africa	841	—	19	860
Division Operating Profit	8,262	—	238	8,500
Corporate Unallocated	(712)	(32)	20	(724)
Total Operating Profit	$7,550	$(32)	$258	$7,776
(a) Core results are financial measures that are not in accordance with GAAP and exclude the above non-core adjustments. See A-16 through A-18 for a discussion of each of these adjustments.
(b) Restructuring and impairment charges include costs associated with the 2014 and 2012 Multi-Year Productivity Plans. See A-16 through A-17 for a discussion of these Plans.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
(unaudited)

Gross Margin Growth Reconciliation

	12 Weeks Ended		36 Weeks Ended
	9/5/2015		9/5/2015
Reported Gross Margin Growth	115	bps	106	bps
Commodity Mark-to-Market Net Impact	3		19
Core Gross Margin Growth	118	bps	125	bps
Operating Margin Growth Reconciliation

	12 Weeks Ended		36 Weeks Ended
	9/5/2015		9/5/2015
Reported Operating Margin Growth	(786)	bps	(241)	bps
Commodity Mark-to-Market Net Impact	(2)		4
Restructuring and Impairment Charges	(8)		(30)
Pension-Related Settlement	(23)		(8)
Venezuela Impairment Charges	832		305
Charge Related to the Transaction with Tingyi	45		16
Core Operating Margin Growth	58	bps	47	bps
Net Cash Provided by Operating Activities Reconciliation (in millions)

	36 Weeks Ended
	9/5/2015	9/6/2014	% Change
Net cash provided by operating activities	$6,775	$6,693	1
Capital spending	(1,463)	(1,540)
Sales of property, plant and equipment	63	60
Free cash flow	5,375	5,213	3
Discretionary pension and retiree medical contributions (after-tax)	—	13
Pension-related settlement	68	—
Payments related to restructuring charges (after-tax)	144	164
Net capital investments related to restructuring plan	—	4
Free cash flow excluding above items	$5,587	$5,394	4
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
(unaudited)

Quaker Foods North America Operating Profit Growth Reconciliation

	12 Weeks Ended	36 Weeks Ended
	9/5/2015	9/5/2015
Reported Operating Profit Growth	—%	(15)%
Restructuring and Impairment Charges	—	—
Core Operating Profit Growth	—	(15)
Impact of Foreign Exchange Translation	1	1
Core Constant Currency Operating Profit Growth	1.5	(14)
Impairment Charge Associated with Our Dairy Joint Venture	—	14
Prior Year Gain Associated with a Divestiture of a Cereal Business	15	4
Core Constant Currency Operating Profit Growth Excluding Impairment Charge Associated with Our Dairy Joint Venture and Gain Associated with a Divestiture of a Cereal Business	17%	4.5%

Europe Sub-Saharan Africa Operating Profit Growth Reconciliation

	12 Weeks Ended	36 Weeks Ended
	9/5/2015	9/5/2015
Reported Operating Profit Growth	(17)%	(23)%
Restructuring and Impairment Charges	1	1
Core Operating Profit Growth	(16)	(22)
Impact of Foreign Exchange Translation	25	23
Core Constant Currency Operating Profit Growth	9	1
Prior Year Gain on Sale of Agricultural Assets	—	3
Net Impairment Charge Associated with a Brand in Greece	(4)	(2)
Core Constant Currency Operating Profit Growth Excluding Gain on Sale of Agricultural Assets and Net Impairment Charge Associated with a Brand in Greece	5.5%	2.5%

Asia, Middle East and North Africa Operating Profit Growth Reconciliation

12 Weeks Ended
9/5/2015
Reported Operating Profit Growth	(32)%
Restructuring and Impairment Charges	(2)
Charge Related to the Transaction with Tingyi	25
Core Operating Profit Growth	(8)
Impact of Foreign Exchange Translation	4
Core Constant Currency Operating Profit Growth	(4)
Impairment Charge Associated with Middle East Joint Venture	10
Prior Year Gain on Middle East Beverage Refranchising	5
Core Constant Currency Operating Profit Growth Excluding Impairment Charge Associated with Middle East Joint Venture and Gain on Middle East Beverage Refranchising	11%
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
(unaudited)
Fiscal 2014 Diluted EPS Reconciliation

Year Ended
12/27/2014
Reported Diluted EPS	$4.27
Commodity Mark-to-Market Net Impact	0.03
Restructuring and Impairment Charges	0.21
Pension Lump Sum Settlement Charge	0.06
Venezuela Remeasurement Charge	0.07
Core Diluted EPS	$4.63
Net Cash Provided by Operating Activities Reconciliation (in billions)

	2015 Guidance
Net Cash Provided by Operating Activities	$	~	10
Net Capital Spending		~	3
Free Cash Flow		~	7
Certain Other Items (a)		~	-
Free Cash Flow, Excluding Certain Other Items	$	~	7
(a) Certain other items include discretionary pension and retiree medical contributions, pension-related settlement from a previous acquisition, payments related to restructuring charges, net capital investments related to restructuring plan and the tax impacts associated with each of these items, as applicable.
Note – Certain amounts above may not sum due to rounding.

Cautionary Statement
Statements in this communication that are “forward-looking statements,” including our 2015 guidance, are based on currently available information, operating plans and projections about future events and trends. Terminology such as “aim,” “anticipate,” “believe,” “drive,” “estimate,” “expect,” “expressed confidence,” “forecast,” “future,” “goals,” “guidance,” “intend,” “may,” “objectives,” “outlook,” “plan,” “position,” “potential,” “project,” “seek,” “should,” “strategy,” “target,” “will” or similar statements or variations of such terms are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to: changes in demand for PepsiCo’s products, as a result of changes in consumer preferences or otherwise; changes in the legal and regulatory environment; imposition of new taxes, disagreements with tax authorities or additional tax liabilities; PepsiCo’s ability to compete effectively; PepsiCo’s ability to grow its business in developing and emerging markets or unstable political conditions, civil unrest or other developments and risks in the markets where PepsiCo’s products are made, manufactured, distributed or sold; unfavorable economic conditions in the countries in which PepsiCo operates; increased costs, disruption of supply or shortages of raw materials and other supplies; failure to realize anticipated benefits from PepsiCo’s productivity initiatives or global operating model; disruption of PepsiCo’s supply chain; product contamination or tampering or issues or concerns with respect to product quality, safety and integrity; damage to PepsiCo’s reputation or brand image; failure to successfully complete or integrate acquisitions and joint ventures into PepsiCo’s existing operations or to complete or manage divestitures or refranchisings; PepsiCo’s ability to hire or retain key employees or a highly skilled and diverse workforce; loss of any key customer or changes to the retail landscape; any downgrade or potential downgrade of PepsiCo’s credit ratings; the ability to protect information systems against or effectively respond to a cybersecurity incident or other disruption; PepsiCo’s ability to implement shared services or utilize information technology systems and networks effectively; fluctuations or other changes in exchange rates, including the impact of currency controls or other currency exchange restrictions; the impact of deconsolidating our Venezuelan subsidiaries; climate change, or legal, regulatory or market measures to address climate change; failure to successfully negotiate collective bargaining agreements or strikes or work stoppages; any infringement of or challenge to PepsiCo’s intellectual property rights; potential liabilities and costs from litigation or legal proceedings; and other factors that may adversely affect the price of PepsiCo’s common stock and financial performance.

For additional information on these and other factors that could cause PepsiCo’s actual results to materially differ from those set forth herein, please see PepsiCo’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. PepsiCo undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Miscellaneous Disclosures
In discussing financial results and guidance, the company may refer to certain measures not in accordance with Generally Accepted Accounting Principles (GAAP). Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found in the attached exhibits, as well as on the company’s website at www.pepsico.com in the “Investors” section under “Events & Presentations.” Our non-GAAP measures exclude from reported results those items that management believes are not indicative of our ongoing performance and reflect how management evaluates our operating results and trends.
Glossary
Acquisitions and divestitures: All merger and acquisition activity, including the impact of acquisitions, divestitures and changes in ownership or control in consolidated subsidiaries and nonconsolidated equity investees.
Beverage volume: Volume shipped to retailers and independent distributors from both PepsiCo and our bottlers.

Constant currency: Financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute our constant currency results, we multiply or divide, as appropriate, our current year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior year average foreign exchange rates.
Core: Core results are non-GAAP financial measures which exclude certain items from our historical results. In 2015, core results exclude the commodity mark-to-market net impact included in corporate unallocated expenses, restructuring and impairment charges, a pension-related settlement benefit, Venezuela impairment charges and a charge related to the transaction with Tingyi. In 2014, core results exclude the commodity mark-to-market net impact included in corporate unallocated expenses, restructuring and impairment charges, a pension lump sum settlement charge and a charge related to the 2014 Venezuela remeasurement. See “Reconciliation of GAAP and Non-GAAP Information” for additional information.

Division operating profit: The aggregation of the operating profit for each of our reportable segments, which excludes the impact of corporate unallocated expenses.
Effective net pricing: Reflects the year-over-year impact of discrete pricing actions, sales incentive activities and mix resulting from selling varying products in different package sizes and in different countries.
Free cash flow: Net cash provided by operating activities less capital spending plus sales of property, plant and equipment. See above for a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure in accordance with GAAP (operating cash flow).
Free cash flow, excluding certain items: Free cash flow, excluding: (1) payments related to restructuring charges, (2) discretionary pension and retiree medical contributions, (3) pension-related settlement from a previous acquisition, (4) net capital investments related to restructuring plan and (5) the tax impacts associated with each of these items, as applicable. This non-GAAP financial measure is our primary measure used to monitor cash flow performance. See above for a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure in accordance with GAAP (operating cash flow). See “Reconciliation of GAAP and Non-GAAP Information” for additional information.
Mark-to-market gain or loss or net impact: Change in market value for commodity contracts that we purchase to mitigate the volatility in costs of energy and raw materials that we consume. The market value is determined based on average prices on national exchanges and recently reported transactions in the marketplace.

Net capital spending: Capital spending less cash proceeds from sales of property, plant and equipment.

Organic: A measure that adjusts for impacts of acquisitions, divestitures and other structural changes, and in the case of organic revenue, foreign exchange translation. In excluding the impact of foreign exchange translation, we assume constant foreign exchange rates used for translation based on the rates in effect for the comparable prior-year period. See the definition of “Constant currency” for additional information.
Reconciliation of GAAP and Non-GAAP Information (unaudited)
Division operating profit, core results, core constant currency results and organic results are non-GAAP financial measures as they exclude certain items noted below. These measures are not in accordance with GAAP. However, we believe investors should consider these measures as they are indicative of our ongoing performance and reflect how management evaluates our operational results and trends. These measures are not, and should not be viewed as, substitutes for GAAP reporting measures.
Commodity mark-to-market net impact
In the 12 and 36 weeks ended September 5, 2015, we recognized $28 million of mark-to-market net losses and $10 million of mark-to-market net gains, respectively, on commodity hedges in corporate unallocated expenses. In the 12 and 36 weeks ended September 6, 2014, we recognized $33 million of mark-to-market net losses and $32 million of mark-to-market net gains, respectively, on commodity hedges in corporate unallocated expenses. In the year ended December 27, 2014, we recognized mark-to-market net losses of $68 million on commodity hedges in corporate unallocated expenses. We centrally manage commodity derivatives on behalf of our divisions. These commodity derivatives include agricultural products, energy and metals. Commodity derivatives that do not qualify for hedge accounting treatment are marked to market each period with the resulting gains and losses recorded in corporate unallocated expenses as either cost of sales or selling, general and administrative expenses, depending on the underlying commodity. These gains and losses are subsequently reflected in division results when the divisions recognize the cost of the underlying commodity in operating profit.
Restructuring and impairment charges
2014 Multi-Year Productivity Plan
In the 12 and 36 weeks ended September 5, 2015, we incurred restructuring charges of $43 million and $94 million, respectively, in conjunction with the multi-year productivity plan we publicly announced on February 13, 2014 (2014 Productivity Plan). In the 12 and 36 weeks ended September 6, 2014, we incurred restructuring charges of $54 million and $227 million, respectively, in conjunction with our 2014 Productivity Plan. In the year ended December 27, 2014, we incurred restructuring charges of $357 million in conjunction with our 2014 Productivity Plan. The 2014 Productivity Plan includes the next generation of productivity initiatives that we believe will strengthen our food, snack and beverage businesses by: accelerating our investment in manufacturing automation; further optimizing our global manufacturing footprint, including closing certain manufacturing facilities; re-engineering our go-to-market systems in developed markets; expanding shared services; and implementing simplified organization structures to drive efficiency.

2012 Multi-Year Productivity Plan
In the 12 and 36 weeks ended September 5, 2015, we incurred restructuring charges of $9 million and $19 million, respectively, in conjunction with the multi-year productivity plan we publicly announced on February 9, 2012 (2012 Productivity Plan). In the 12 and 36 weeks ended September 6, 2014, we incurred restructuring charges of $14 million and $31 million, respectively, in conjunction with our 2012 Productivity Plan. In the year ended December 27, 2014, we incurred restructuring charges of $61 million in conjunction with our 2012 Productivity Plan. The 2012 Productivity Plan includes actions in every aspect of our business that we believe will strengthen our complementary food, snack and beverage businesses by: leveraging new technologies and processes across PepsiCo’s operations, go-to-market and information systems; heightening the focus on best practice sharing across the globe; consolidating manufacturing, warehouse and sales facilities; and implementing simplified organization structures, with wider spans of control and fewer layers of management.
Charge related to the transaction with Tingyi
In the 12 and 36 weeks ended September 5, 2015, we recorded a pre- and after-tax charge of $73 million related to a write-off of the recorded value of a call option to increase our holding in Tingyi-Asahi Beverages Holding Co. Ltd.
Pension-related settlement credit/charge
In the 12 and 36 weeks ended September 5, 2015, we recorded a gain of $37 million associated with the settlement of a pension-related liability from a previous acquisition.
In the year ended December 27, 2014, we recorded a pension lump sum settlement charge of $141 million related to payments for pension liabilities to certain former employees who had vested benefits.
Venezuela
Prior to the end of the third quarter of 2015, the financial position and results of operations of our Venezuelan snack and beverage businesses were included in our condensed consolidated financial statements and were reported under highly inflationary accounting since the beginning of our 2010 fiscal year, at which time the functional currency of our Venezuelan entities, which consist of our wholly-owned subsidiaries and our beverage joint venture, was changed from the bolivar to the U.S. dollar.
The Venezuelan government has maintained currency controls and a fixed exchange rate since 2003. In the last two years, the Venezuelan government has created additional exchange mechanisms and issued several exchange agreements governing the scope and applicability of each, while continuing to maintain control over the exchange rates and, to an increasingly significant extent, over the distribution of U.S. dollars under each mechanism.
As of the end of the third quarter of 2015, there was a three-tiered exchange rate mechanism in Venezuela for exchanging bolivars into U.S. dollars: (1) the government-operated National Center of Foreign Commerce (CENCOEX), which has a fixed exchange rate of 6.3 bolivars per U.S. dollar, mainly intended for the import of essential goods and services by designated industry sectors; (2) the government-operated auction-based Supplementary Foreign Currency Administration System (SICAD), which is intended for certain transactions, including foreign investments, for which the rate has ranged from 10 to 14 bolivars per U.S. dollar; and (3) an open market Marginal Foreign Exchange System (SIMADI), which was trading at a rate of approximately 200 bolivars per U.S. dollar as of the end of the third quarter of 2015.
These three mechanisms have become increasingly illiquid over time. We believe that significant uncertainty continues to exist regarding the exchange mechanisms in Venezuela, including the nature of transactions that are eligible to flow through CENCOEX, SICAD or SIMADI, or any other new exchange mechanism that may emerge, how any such mechanisms will operate in the future, as well as the availability of U.S. dollars under each mechanism. The amount of U.S. dollars made available to our Venezuelan entities through CENCOEX has declined significantly since 2014 and has worsened during the third quarter of 2015. In addition, our Venezuelan entities were not able to participate in SICAD auctions during 2015, as the auctions that were held were not for our industry, and have had limited access to the SIMADI market since its inception.
The evolving conditions in Venezuela, including the increasingly restrictive exchange control regulations and reduced access to dollars through official currency exchange markets, have resulted in an other-than-temporary lack of exchangeability between the Venezuelan bolivar and the U.S. dollar, which is significantly impacting our ability to effectively manage our Venezuelan businesses, including restrictions on the ability of our Venezuelan businesses to import certain raw materials to maintain normal production and to settle U.S. dollar-denominated obligations. The exchange restrictions, combined with other regulations that have limited our ability to import certain raw materials, have also increasingly constrained our ability to make and execute operational decisions regarding our businesses in Venezuela. In addition, the inability of our Venezuelan businesses to pay dividends, which remain subject to Venezuelan government approvals, has restricted our ability to realize the earnings generated out of our Venezuelan businesses. We expect these conditions will continue for the foreseeable future.

As a result of these factors, we concluded that effective as of the end of the third quarter of 2015, we do not meet the accounting criteria for control over our wholly-owned Venezuelan subsidiaries, and therefore we deconsolidated our wholly-owned Venezuelan subsidiaries effective as of the end of the third quarter of 2015. We also concluded that, effective as of the end of the third quarter of 2015, due to above mentioned factors and other matters impacting the operation of our joint venture and the distribution of its products, we no longer have significant influence over our beverage joint venture with our franchise bottler in Venezuela, which was previously accounted for under the equity method. As a result of these conclusions, effective at the end of the third quarter of 2015, we began accounting for our investments in our wholly-owned Venezuelan subsidiaries and our joint venture using the cost method of accounting and recorded pre- and after-tax charges of $1.4 billion on our Condensed Consolidated Statement of Income to reduce the value of the cost method investments to their estimated fair values, resulting in a full impairment. The impairment charges primarily include approximately $1.2 billion related to our investments in previously consolidated Venezuelan subsidiaries and our joint venture, and $111 million related to the reclassification of cumulative translation losses. The estimated fair value of the investments in our Venezuelan entities was derived using discounted cash flow analyses, including U.S. dollar exchange and discount rate assumptions that reflect the inflation and economic uncertainty in Venezuela, and are considered non-recurring Level 3 measurements within the fair value hierarchy.
During 2015 and prior to the end of the third quarter of 2015, we used the SICAD exchange rate to remeasure our net monetary assets in Venezuela, except for certain other net monetary assets that we believe qualified for the fixed exchange rate (including requests for remittance of dividends submitted to CENCOEX in certain prior years at the fixed exchange rate and payables for imports of essential goods approved by CENCOEX). In the 36 weeks ended September 5, 2015, the results of our operations in Venezuela, which reflect the months of January through August, generated 2% of our net revenue and 3% of our operating profit for that period, prior to the impairment charges of $1.4 billion. As of the end of the third quarter of 2015, we did not consolidate the assets and liabilities of our Venezuelan subsidiaries in our Condensed Consolidated Balance Sheet. Beginning in the fourth quarter of 2015, we will not include the results of our Venezuelan businesses in our Condensed Consolidated Statement of Income. For future reporting periods, our financial results will only include revenue relating to the sales of inventory to our Venezuelan entities to the extent cash is received for those sales. Any dividends from our Venezuelan entities will be recorded as income upon receipt of the cash. In addition, due to this deconsolidation, the Company’s cash, cash equivalents and short-term investments will no longer include the cash balance of our Venezuelan subsidiaries, which was $568 million as of the end of the third quarter of 2015.
Venezuela impairment charges
In the 12 and 36 weeks ended September 5, 2015, we recorded pre- and after-tax charges of $1.4 billion in the Latin America segment related to the impairment of investments in our wholly-owned Venezuelan subsidiaries and beverage joint venture.
Venezuela remeasurement charges
In the year ended December 27, 2014, we recorded a $105 million net charge related to our remeasurement of the bolivar for certain net monetary assets of our Venezuela businesses. $126 million of this charge was recorded in corporate unallocated expenses, with the balance (equity income of $21 million) recorded in our Latin America segment.
Free cash flow, excluding certain items
Free cash flow (excluding the items noted in the Net Cash Provided by Operating Activities Reconciliation table) is the primary measure management uses to monitor cash flow performance. This is not a measure defined by GAAP. Since net capital spending is essential to our product innovation initiatives and maintaining our operational capabilities, we believe that it is a recurring and necessary use of cash. As such, we believe investors should also consider net capital spending when evaluating our cash from operating activities. Additionally, we consider certain other items (included in the Net Cash Provided by Operating Activities Reconciliation table) in evaluating free cash flow that we believe investors should consider in evaluating our free cash flow results.
2015 guidance
Our 2015 core tax rate guidance and our 2015 core constant currency EPS growth guidance exclude the commodity mark-to-market net impact included in corporate unallocated expenses, restructuring and impairment charges, a pension-related settlement benefit, Venezuela impairment charges and a charge related to the transaction with Tingyi. Our 2015 organic revenue growth guidance excludes the impact of acquisitions, divestitures and other structural changes. In addition, our 2015 organic revenue growth guidance and our 2015 core constant currency EPS growth guidance exclude the impact of foreign exchange. We are not able to reconcile our full year projected 2015 core tax rate to our full year projected 2015 reported tax rate and our full year projected 2015 core constant currency EPS growth to our full year projected 2015 reported EPS growth because we are unable to predict the 2015 impact of foreign exchange or the mark-to-market net impact on commodity hedges due to the unpredictability of future changes in foreign exchange rates and commodity prices. We are also unable to reconcile our full year projected 2015 organic revenue growth to our full year projected 2015 reported net revenue growth because we are unable to predict the 2015 impact of foreign exchange due to the unpredictability of future changes in foreign exchange rates. Therefore, we are unable to provide a reconciliation of these measures.
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